EXHIBIT 10.35

TECHNOLOGY LICENSE AGREEMENT

BETWEEN

SALUMEDICA, LLC

AND

SPINEMEDICA CORP.

This Technology License Agreement (this “License Agreement”) is executed as of the 3rd day of August, 2007 (the “Execution Date”), by and between SALUMEDICA, LLC, a Georgia limited liability company (“Licensor”), and SPINEMEDICA CORP., a Florida corporation (“SpineMedica”) or the assignee of SpineMedica (the “Licensee”).

RECITALS:

A. Licensor is the owner of certain intellectual property rights with regard to the certain biomaterials known as Salubria biomaterials, and such intellectual property rights are referred to below as the Licensed Technology;

B. Licensor owns one million eight hundred sixty one thousand one hundred sixteen (1,861,116) shares of common stock of SpineMedica, $.001 par value per share (the “SpineMedica Stock”);

C. Licensor desires to sell to SpineMedica, and SpineMedica desires to purchase from Licensor, one million eight hundred thousand (1,800,000) shares of the SpineMedica Stock (the “Shares”) in accordance with the terms and conditions set forth in that certain Stock Purchase Agreement dated of even date herewith by and between Licensor and Licensee (the “Stock Purchase Agreement”); and

D. In connection with the purchase and sale of the Shares, Licensor desires to grant to Licensee, and Licensee desires to obtain from Licensor, an exclusive license to the Licensed Technology in certain field of use in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of ten dollars ($10.00) in hand paid and the promised performance of each of the parties of the terms set forth herein, the parties hereto, intending to be legally bound, mutually agree as follows:

Section 1. Definitions.

1.1 “Advanced Payment” has the meaning set forth in Section 3.1.

1.2 “Background Technology” means technical and other information in the possession of Licensor that is necessary or convenient to practice the Licensed Patents and that is in the public domain.

1.3 “Confidential Information” means all confidential information and trade secrets (i) related to the business plans and affairs, property, methods of operation, processing system, designs or other information of the disclosing party and (ii) in the Field of Use and comprised in, relating to or arising out of the Licensed Patents that is proprietary to the disclosing party or licensed or otherwise transferred to the disclosing party by any person or entity, that is not generally known to the public and which is known to the disclosing party on the date hereof or at any time during the Improvement Cooperation Period, whether such information is disclosed orally, in writing or otherwise. Notwithstanding the foregoing, for purposes of the licenses granted to Licensee herein (but not for purposes of Section 8.3 hereof), Confidential Information shall not include information that Licensor obtains after the Effective Date and which is subject to restrictions on further disclosure that would be breached by a disclosure to Licensee.

1.4 “Consideration” has the meaning set forth in Section 3.1.

1.5 “Effective Date” means the effective date of this License Agreement, as set forth in Section 4.1.

1.6 “Field of Use” means all neurological and orthopedic uses, including muscular and skeletal uses, related to the rotator cuff and the hand (excluding the wrist).

1.7 “Improvement Cooperation Period” means that period of time following the Effective Date of this Agreement until the first to occur, in a single or set of related transactions, of (i) the sale of all or substantially all of the assets of either Licensor or Licensee; (ii) a merger or other transaction in which more than fifty (50%) percent of the outstanding voting shares or other voting equity, by whatever name called, of either Licensor or Licensee immediately after such transaction is held by holders who were not holders of such voting equity immediately prior to such transaction; or (iii) in the case of Licensee, the sublicense or assignment of all or substantially all of its rights under this License Agreement, except for an assignment to MiMedX, Inc. pursuant to the Collateral Assignment of Option dated March     , 2007.

1.8 “Improvement Patents” means all patents or patent applications disclosing and claiming any Improvements and all future patent applications, patents, divisions, reissues, continuations, continuations-in-part, renewals and extensions validly claiming priority to any of these patents or patent applications.

1.9 “Improvements” means any enhancements, additions, changes, supplements or other improvements to the Licensed Technology, whether or not patentable, that are now existing or otherwise developed by Licensor or Licensee during the Improvement Cooperation Period.

1.10 “Know-How” means all technical and other information, intellectual property or knowledge useful for practicing the Licensed Technology in the Field of Use in the possession of Licensor on the Effective Date or at any time during the Improvement Cooperation Period that is necessary or convenient to practice the Licensed Technology, which is not in the public domain, including, without limitation, concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, processes, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, clinical, analytical and quality data, trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from regulatory authorities, and includes any rights including copyright, database or design rights protecting any of the foregoing. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is or remains not known to the public. Notwithstanding the foregoing, Know How shall not include information or knowledge that Licensor obtains after the Effective Date subject to restrictions on disclosure or use by third parties.

1.11 “License Agreement” means this Technology License Agreement, as it may be amended from time to time.

1.12 “Licensed Patents” means (i) Patents Under License, (ii) Owned Patents, and (iii) Licensor’s Improvement Patents.

1.13 “Licensed Product” means any product or device that is developed, manufactured, produced, expressed, used or licensed for use by Licensee, its affiliates, successors or sublicensees, or their contract manufacturers, utilizing the Licensed Technology in the Field of Use.

1.14 “Licensed Technology” means the Licensed Patents, Confidential Information, Know How, and Improvements solely as they relate to the Field of Use, in each and every case.

1.15 “Licensee Indemnitees” has the meaning set forth in Section 6.1.

1.16 “Licensor Indemnitees” has the meaning set forth in Section 6.2.

1.17 “Losses” has the meaning set forth in Section 6.1.

1.18 “Owned Patents” means the patents and patent applications listed in Section II of Appendix A and all of Licensor’s future patent applications, patents, divisions, reissues, continuations, continuations-in-part, renewals and extensions thereof or related thereto in the United States and in foreign jurisdictions validly claiming priority to any of these patents and patent applications. The Parties acknowledge that U.S. Patent No. 6,231,605 is a continuation-in-part of U.S. Patent No. 5,981,826. Although the pending patent applications listed in Section A. II of Appendix A are presently identified as owned by Licensor, it is possible that one or more of the continuation patent applications may be owned by Georgia Tech

Research Corporation (“GTRC”) or may be co-owned by GTRC and Licensor, depending on the claimed subject matter. To the extent that GTRC has any ownership rights to one or more of the continuation patent applications listed in Section II of Appendix A, Licensor is the exclusive licensee thereof pursuant to the terms of the License Agreement dated March 5, 1997 by and between GTRC and Licensor, as amended from time to time (the “GTRC License”). The Parties agree that if such ownership rights of a continuation patent application or issuing patent should change to be owned in whole or in part by GTRC, then such application or patent shall be deemed to be included under the term “Licensed Patents”.

1.19 “Parties” means Licensor and Licensee, and “Party” means either one of them.

1.20 “Patents Under License” means the patents and patent applications listed in Section I of Appendix A and any and all future patent applications, patents, divisions, reissues, continuations, continuations-in-part, renewals and extensions thereof or related thereto in the United States and elsewhere validly claiming priority to any of these patents and patent applications.

1.21 “Practice” means to use, offer to sell, sell, distribute, or import Licensed Products. In the event a voluntary or involuntary bankruptcy proceeding is initiated with regard to Licensor, and such proceeding is not dismissed within 90 days, the definition of “Practice” shall be expanded to include the right to manufacture and have manufactured any Licensed Products.

1.22 “Rules” has the meaning set forth in Section 8.7.

1.23 “Third Party” means any person, firm or entity other than the Parties.

1.24 “Unauthorized Activity” means (i) any practice of the Licensed Technology outside of the Field of Use by Licensee or any of its sublicensees or any Third Party claiming by, through, or under Licensee, or any Third Party obtaining intellectual property of Licensor as a result of a breach of the terms of this Agreement by Licensee or any Third Party claiming by, through or under Licensee (all of the foregoing being collectively called “Licensee Third Party”), (ii) any uncured unauthorized disclosure of Confidential Information to any Third Party, or (iii) breach of that certain trademark license agreement between the Parties executed contemporaneously herewith (the “Trademark License Agreement”).

Section 2. License and Assignment; Cooperation in Commercialization; Unauthorized Activity.

2.1 Licensor hereby grants to Licensee, effective as of the Effective Date, an exclusive, fully-paid, worldwide, royalty-free, perpetual (except as expressly herein provided), irrevocable and non-terminable (except as provided in Sections 3 and 4 of this Agreement and subject to the termination provisions of the GTRC License) license to Practice the Licensed Technology in the Field of Use. Licensor will grant Licensee reasonable access to and the ability to make copies of all Background Technology and Licensed Technology.

2.2 Licensee hereby grants to Licensor an exclusive, fully-paid, royalty-free, irrevocable and non-terminable license to use the Improvements and to practice the Improvement Patents outside the Field of Use for the life of the Improvement Patents.

2.3 Licensor shall not itself, nor shall it directly or knowingly and indirectly assist or consent to any Third Party, market, offer for sale or sell Licensed Products or otherwise Practice the Licensed Technology in the Field of Use.

2.4 Licensor shall have the exclusive right and authority, in its own name, to apply for, prosecute and obtain Owned Patents.

2.5 Either party may seek to obtain Improvement Patents in its own name, subject to applicable laws, treaties and regulations.

2.6 During the Improvements Cooperation Period, each party shall meet with the other party on a continuing and regular basis (but no less frequently than quarterly), and shall in good faith discuss and seek to disclose to the other their respective developments and Improvements with respect to the Licensed Technology.

2.7 Licensee shall not itself conduct, nor shall it directly or indirectly assist or consent to any sublicensee or other Third Party to conduct, any Unauthorized Activity during the term of this License Agreement.

2.9 Each sublicense granted by Licensee shall provide that the sublicense rights exclude any Improvements developed by Licensor after the date of such sublicense agreement. Each sublicense shall further provide that it is terminable by Licensee upon the occurrence of a breach by sublicensee of the sublicense agreement, after reasonable opportunity to cure such breach.

Section 3. Consideration.

The total consideration for the license and other rights granted hereby and for the Shares sold and purchased pursuant to the Stock Purchase Agreement shall be Two Million Dollars ($2,000,000) (the “Consideration”).

Section 4. Term of Agreement.

4.1 The term of this License Agreement shall commence on, and shall become effective upon such time when SpineMedica exercises its option to enter into this License Agreement pursuant to Section 3(b) of that certain Exclusivity/Option Agreement dated March     , 2007 by and between SpineMedica and Licensor (“Effective Date”) and shall remain in full force for a perpetual term, provided that the license granted hereby shall terminate on a country-by-country basis as to any Licensed Patent or portion thereof upon the expiration thereof in each country, but such expiration shall not affect the license granted hereby with respect to: (i) such Licensed Patent or portion thereof in any country in which such Licensed Patent or portion thereof remains effective; or (ii) the remainder of the life of any Licensed Technology.

4.2 Notwithstanding any other provision hereof, Licensor shall have no right to terminate this License Agreement or the Practice of any of Licensee’s rights and licenses hereunder in the event of any breach hereof by Licensee.

4.3 In the event Licensee ceases its operation or abandons the license granted herein, this License Agreement may be terminated by Licensor thereupon, and all rights licensed hereunder shall revert to Licensor, on the second anniversary of such cessation or abandonment.

Section 5. Representations and Warranties. Licensor hereby represents and warrants to Licensee that as of the Execution Date and as of the Effective Date:

5.1 Licensor has the full right and power to grant the licenses set forth in Section 2 of this License Agreement;

5.2 Appendix A sets forth an accurate and complete list of all patents and patent applications owned, under license, or otherwise controlled by Licensor that are necessary or convenient to Practice the Licensed Technology in the Field of Use.

5.3 Licensor has received no notice of any claims or suits pending and, to Licensor’s knowledge, there are no claims or suits threatened against Licensor challenging Licensor’s ownership of or right to use any of the Intellectual Property, nor, to the knowledge of Licensor, does there exist any basis therefor.

5.4 Licensor has received no notice of any claims or suits against Licensor pending and, to Licensor’s knowledge, there are no claims or suits threatened against Licensor alleging that any of the Licensed Technology infringes any rights of any third parties in the Field of Use, nor, to the knowledge of Licensor, does there exist any basis therefor.

5.5 To the knowledge of Licensor, no person has infringed or is infringing the Licensed Patents or has misappropriated any of the Licensed Technology;

5.6 Licensor’s granting of the license set forth in Section 2 of this License Agreement and Licensee’s exercise of its rights hereunder does not and shall not constitute a breach or default under (i) any agreement or instrument by which Licensor is bound or (ii) to the knowledge of Licensor, any instrument affecting the Licensed Technology; and

5.7 To the knowledge of Licensor, Licensee’s Practice of the license granted in Section 2 of this License Agreement shall not result in patent infringement or trade secret misappropriation.

5.8 Except as otherwise specifically provided in this Section 5, (i) the license granted in this License Agreement is as is and with all faults and (ii) Licensor makes no representations or warranties, express or implied, regarding (i) merchantability or fitness of the Licensed Technology for a particular purpose, (ii) non-infringement of any Licensed Technology with any rights of third parties, (iii) validity or scope of any Patent, or (iv) the merchantability of any Licensed Technology.

Any claim regarding the breach of a representation or warranty by Licensor in this Agreement must be made within two (2) years after the Effective Date.

Section 6. Indemnification; Insurance.

6.1 Licensor shall indemnify and hold Licensee, Licensee’s sublicensees hereunder, and their respective officers, directors and shareholders (collectively, the “Licensee Indemnitees”) harmless from and against any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character (“Losses”) resulting from:

(a) any breach by Licensor of this License Agreement, including but not limited to any breach of Licensor’s representations and warranties made in Section 5 hereof, provided that any such claim for indemnification for breach of representation or warranty must be instituted by Licensee prior to the second (2nd) anniversary of the Effective Date; or

(b) the practice or use by Licensor or its licensees (other than Licensee or its sublicense(s)) of any of the Licensed Technology outside the Field of Use, including without limitation, advertising injury, personal injury, product liability, medical malpractice or loss or damage to medical or other data, except to the extent such Losses result from any acts of Licensee for which Licensor is entitled to indemnification under Section 6.2.

6.2 Licensee shall indemnify and hold Licensor, Licensor’s officers, managers and shareholders (the “Licensor Indemnitees”) harmless from and against any and all Losses resulting from

(a) any breach by Licensee of this Licensee Agreement, including but not limited to any Unauthorized Activity; and

(b) the Practice of any Licensed Technology by Licensee or its sublicensee(s) including, without limitation, advertising injury, personal injury, product liability, medical malpractice, or loss or damage to medical or other data, except to the extent such Losses result from any acts of Licensor for which Licensee is entitled to indemnification under Section 6.1.

6.3 During the term of this Agreement, Licensee shall maintain product liability insurance in reasonable amounts and to the extent available and name Licensor as additional insured if Licensee can reasonably do so and without incurring additional premium.

Section 7. Patent Maintenance, Infringement, and Enforcement.

7.1 During the term of this License Agreement, Licensor shall maintain the Owned Patents at its sole cost and expense. If Licensor elects not to pay or for any reason fails to pay any maintenance or annuity fees for any of the Licensed Patents as they relate to the Field of Use within the non-surcharge payment time window, Licensee shall have the right (but not the obligation) to pay any such maintenance or annuity fees and seek reimbursement thereof from Licensor. Licensor shall pay such reimbursement within 10 days after Licensee’s written request therefor.

7.2 If Licensor or Licensee determines that any Licensed Patent or Licensee’s rights in the Licensed Technology are being infringed in any field of use, or a claim arises that the Licensed Technology infringes the rights of a Third Party, then Licensor or Licensee (as applicable) shall notify promptly the other party, giving as many particulars concerning such infringement as shall be practicable at the time.

7.3 Upon becoming aware of an asserted infringement, Licensor shall diligently investigate and shall determine, in the exercise of reasonable judgment and good practice, whether the activities in question in fact constitute infringement. The Parties shall promptly confer with respect to the initiation and prosecution of litigation against an alleged infringer, or defense of a Third Party infringement claim, as the case may be, but Licensor shall have the right of ultimate decision with respect to a breach outside of the Field of Use and Licensee shall have the right of ultimate decision with respect to a breach inside the Field of Use.

7.4 Subject to Licensee’s right to initiate an infringement action regarding the Licensed Technology in the Field of Use in Section 7.5 below, Licensor shall, in the event that an infringement appears to be occurring in any application involving the Licensed Technology outside the Field of Use, have the first right, discretion and authority (but not obligation), at its sole expense, to either defend the Third Party claim, or bring infringement proceedings naming the asserted infringer within not more than 90 days of a determination of probable infringement at its own cost and retain all recovery therefrom, and Licensee shall provide all necessary assistance and cooperation reasonably requested by Licensor. In furtherance of such right, Licensee shall join Licensor as a party plaintiff in any such suit whenever requested by Licensor or required by applicable law, at Licensor’s sole expense. If the Licensor fails for any reason to take action to defend or to bring such infringement proceedings within 90 days, and failure to do so would reasonably jeopardize Licensee’s ability to Practice in the Field of Use, Licensee shall have the right to do so at its own expense and to retain all damages or other recovery.

7.5 With regard to infringement by a Third Party of the Licensed Technology appearing to be solely in the Field of Use, Licensee shall have the first right, discretion and authority (but not obligation) to prosecute at its own expense any such infringement of any Patent or the other Licensed Technology or any New Patent occurring in the Field of Use at its own cost, and to keep any recovery or damages for infringement derived therefrom. Licensor agrees to cooperate as a necessary party in any proceeding as appropriate. If Licensee does not elect to bring such infringement proceedings within 90 days of a determination of probable infringement, and failure to do so would reasonably jeopardize Licensor’s ability to practice outside the Field of Use, Licensor shall have the right but not obligation to do so at its own expense and to retain all damages or other recovery. In furtherance of such right, Licensor shall join Licensee as a party plaintiff in any such suit whenever requested by Licensee or required by applicable law, at Licensor’s sole expense.

7.6 Notwithstanding the foregoing provisions of this Section 7, in the event a recovery relates to both the Field of Use and other applications of the Licensed Technology, then any damages or other recovery shall, subject to reimbursement of attorneys’ fees and costs, be appropriately allocated between Licensor and Licensee. If the parties are unable to agree on an appropriate allocation of damages or other recovery within 90 days, they shall submit the decision to arbitration pursuant to Section 8.7 hereof.

7.7 Each Party will provide reasonable cooperation in connection with any adversarial proceeding conducted by the other Party involving any Patent including, by way of example, producing documents, answering interrogatories and sitting for depositions, at no cost to the other Party other than recovery of its actual out-of-pocket expenses directly incurred in providing such cooperation.

7.8 Licensee will only Practice the Patents in the Field of Use and in accordance with applicable U.S. federal, state and local laws, and administrative regulations. Both Parties will affix appropriate patent markings pursuant to 35 U.S.C. §287(a) to any products claimed by any Patent that is a United States patent for products made, sold or imported into the United States.

Section 8. Miscellaneous.

8.1 Notices. All notices, requests, payments, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective upon receipt), (iii) sent by a reputable, established international courier service that guarantees delivery within the next three following business days (effective upon receipt), or (iv) sent by telecopier followed within twenty-four (24) hours by confirmation by one of the foregoing methods (effective upon receipt), addressed as follows (or to such other address as the recipient may have furnished for the purpose pursuant to this Section 8.1):

If to Licensor:

SaluMedica, LLC

112 Krog Street, Suite 4

Atlanta, Georgia 30307

Attention: David N. Ku, M.D., Ph.D.

Facsimile: (404) 589-1838

With a copy (which shall not constitute notice) to:

Randall W. Johnson, Esq.

5967 Hugh Howell Road

Stone Mountain, GA 30087

If to SpineMedica:

SpineMedica Corp

112 Krog Street, Suite 5

Atlanta, Georgia 30307

Attention: Lew Bennett, President and CEO

Facsimile: 678-916-4745

If to MiMedX, Inc. as Licensee:

MiMedX, Inc.

1234 Airport Road

Suit 105

Destin, Florida 32541

John C. Thomas, CFO

Facsimile: 850-650-2213

With a copy (which shall not constitute notice) to:

G. Donald Johnson, Esq.

Womble Carlyle Sandridge & Rice, PLLC

1201 West Peachtree Street, Suite 3500

Atlanta, Georgia 30309

Facsimile: (404) 870-4878

Changes to the above notification addresses may be made by notice to the Parties in the manner set forth above.

8.2 Assignment and Sublicense. Licensee may assign this License Agreement, assign or sublicense any rights under this License Agreement and delegate any of its obligations under this License Agreement to any Third Party; provided however, that (i) Licensee must comply with the notice and payment obligations set forth in Section 4.1 of that certain License Agreement between Licensor and Georgia Tech Research Corporation dated March 5, 1998, as amended through the date hereof, (ii) the sublicense or delegation shall not affect Licensee’s obligations to Licensor under this License Agreement, and Licensee shall remain liable as a primary obligor to Licensor for breach of this Agreement by Licensee, its sub-licensees or delegatees, (iii) the sublicense or delegation must include a binding obligation on the sub-licensee to comply with all the patent protection, confidentiality and other obligations of the Licensee in this License Agreement and the Trademark License Agreement to the extent applicable to the Licensed Technology subject to such sublicense, and (iv) Licensee must provide Licensor prior written notice regarding the terms of such assignment, delegation or sublicense as they relate to insuring the Third Party’s compliance with the terms of this Agreement to the extent such notification obligation can be complied with without breach of with any confidentiality obligation on Licensee. Either Party must give notice to the other of any transaction by such Party resulting in a termination of the Improvement Cooperation Period. Licensor shall have the right to assign this License Agreement provided that the assignment must occur in conjunction with an assignment of the Licensed Technology. No further contribution or payment to Licensor shall be due in the event of a sublicense or assignment by Licensee. Without limiting the generality of the foregoing, this License Agreement shall survive unimpaired and remain in full force and effect in the event of any sale of assets, merger or other transaction involving the sale of assets or stock of either Licensor or Licensee.

8.3 Confidentiality. During the Improvement Cooperation Period and for a period of two years after termination thereof, each party covenants and agrees, with respect to the Confidential Information of the other party, as follows: (a) to receive and hold such Confidential Information in confidence; (b) to protect and safeguard such Confidential Information against unauthorized use, publication and disclosure; (c) not to use any of such Confidential Information or derivatives thereof except as permitted by this License Agreement; and (d) to restrict access to such Confidential Information to those of its officers, directors and employees who clearly have a need to access to such Confidential Information. Notwithstanding the foregoing, after such two year period, any Confidential Information that is also a trade secret under applicable law continues to be subject to the obligations imposed in this section as long as it remains a trade secret.

8.4 Binding Agreement. This License Agreement shall not be binding upon the Parties until it has been signed herein below by or on behalf of each Party. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed as aforesaid.

8.5 Severability. If any section of this License Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such section in every other respect and the remainder of this License Agreement shall continue in effect so long as this License Agreement still expresses the intent of the Parties. If the intent of the Parties, however, cannot be preserved, this License Agreement either shall be renegotiated or shall be terminated.

8.6 Governing Law. This License Agreement shall be interpreted and construed, and the legal relations between the Parties shall be determined, in accordance with the laws of the State of Georgia, without regard to such jurisdiction’s conflicts of laws rules.

8.7 Arbitration. Any dispute, claim or controversy arising out of or in connection with this License Agreement, including any question regarding its existence, validity or termination, shall be finally determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). Unless the Parties shall otherwise mutually agree, there shall be one (1) arbitrator. Any judgment or award rendered by the arbitrator shall be final, binding and nonappealable. The place of arbitration shall be Atlanta, Georgia. Neither of the Parties shall contest the choice of Atlanta, Georgia as the proper forum for such dispute and notice in accordance with Section 8.1 shall be sufficient for the arbitrator to conduct such proceedings. If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected in accordance with the Rules. In resolving any dispute, the Parties intend that the arbitrator apply the substantive laws of the State of Georgia, without regard to the choice of law principles thereof. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The Parties agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction. The arbitrator shall be entitled, if appropriate, to award the remedies permitted under Section 4.2 in accordance with the provisions thereof. Without limiting the provisions of the Rules, unless otherwise agreed in writing by the Parties or permitted by this License Agreement, the Parties shall keep confidential all matters relating to the arbitration or the award, provided, such matters may be disclosed (A) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (B) to the extent otherwise required by law. Notwithstanding any provision of the Rules to the contrary, the Party other than the prevailing Party in the arbitration shall be responsible for all of the costs of the arbitration, including legal fees and other costs associated with such arbitration incurred by either Party.

8.8 Compliance with Applicable Laws. Licensee agrees to comply with all governmental laws and regulations applicable in connection with the use of, or exercise of any intellectual or other property rights related to, the Licensed Technology under this License Agreement.

8.9 Headings. The headings of sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this License Agreement.

8.10 Counterparts. This License Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

8.11 Authority. The person(s) signing on behalf of Licensor and Licensee, respectively, hereby warrant and represent that they have authority to execute this License Agreement on behalf of the Party for whom they have signed.

8.12 Representation by Counsel. Each Party acknowledges that it has been represented by counsel in connection with the negotiation and drafting of this License Agreement and that no rule of strict construction shall be applied to either of them as the drafter of all or any part of this License Agreement.

8.13 Entire Agreement. This Agreement, together with any documents executed in conjunction with the transactions described herein (to the extent the breach of either of these agreements in an Unauthorized Activity under this Agreement) constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous express or implied promises or understandings related to the subject matter of hereof, and may not be varied, amended, or supplemented except by a writing of even or subsequent date executed by both parties and containing express reference to this Agreement.

8.14 No Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, will in no way be considered a waiver of such provisions, rights, or elections with respect to subsequent events or in any way to affect the validity and the enforceability of this Agreement.

8.15 Replacement of Invalid Provisions. In the event that any provision of this Agreement is declared invalid or legally unenforceable by a court of competent jurisdiction from which no appeal is or can be taken, the invalid provision will be deemed replaced by a similar but valid and legally enforceable provision as near in effect as the invalid or legally unenforceable provision, and the remainder of this Agreement will be deemed modified to conform thereto and will remain in effect.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have hereunto affixed their signatures as of the date first above written.

Agreed to:		Agreed to:

SALUMEDICA, LLC		SPINEMEDICA, LLC, as successor to SPINEMEDICA CORP.

By:	/s/ Robert R. Singer	By:	/s/ R. Brown
Name:	Robert R. Singer	Name:	Rebeccah Brown
Title:	President	Title:	VP, Operations

By:	/s/ Robert B. Braden
Name:	Robert B. Braden
Title:	Manager

Licensee:

SPINEMEDICA, LLC, as successor to SPINEMEDICA CORP.

By:
Name:
Title:

Or

MIMEDX, INC.

		By:	/s/ Thomas D’Alonzo
		Name:	Thomas D’Alonzo
		Title:	CEO

Appendix A

Issued Patents and Pending Patent Applications

I. Patents Under License:

U.S. Patent No. 5,981,826, entitled “Poly(vinyl alcohol) cryogel” (owned by Georgia Tech Research Corporation under exclusive license to SaluMedica, LLC)

European patent No. EP0991402, issued in the following countries:

Austria, Belgium, Switzerland, Cyprus, Denmark, Spain, Finland, France, United Kingdom, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal and Sweden.

German Patent No. 69828050.4.

Australian Patent No. 728426.

Japanese Patent No. 3506718.

II. Owned Patents:

U.S. Patent No. 6,231,605, entitled “Poly(vinyl alcohol) hydrogel”

U.S. Patent Application Publication No. 2003-0008396, entitled “Poly(vinyl alcohol) hydrogel”

U.S. Patent Application Publication No. 2004-0143329, entitled “Poly(vinyl alcohol) hydrogel”

U.S. Patent Application Publication No. 2005-0106255, entitled “Poly(vinyl alcohol) hydrogel”

U.S. Patent Application Publication No. 2005-0071003, entitled “Poly(vinyl alcohol) hydrogel”